CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated January 24, 2014, accompanying the financial statements of Investment Grade Income Trust, 10-20 Year Series 11 (included in Van Kampen Unit Trusts, Taxable Income Series 351) as of September 30, 2013, and for the period from October 7, 2011 (date of deposit) through September 30, 2012 and for the year ended September 30, 2013 and the financial highlights for the period from October 7, 2011 (date of deposit) through September 30, 2012 and for the year ended September 30, 2013, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-175951) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 24, 2014